Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Prospectus constituting a part of this Registration Statement on Form S-8 of Blue Laser Fusion, Inc. (formerly Unite Acquisition 2 Corp.) of our report dated March 13, 2026, (which includes an explanatory paragraph relating to the Unite Acquisition 2 Corp.’s ability to continue as a going concern), on our audit of the financial statements of Unite Acquisition 2 Corp. (n/k/a Blue Laser Fusion, Inc.) as of and for the years ended December 31, 2025 and December 31, 2024. We were dismissed as auditors on September 4, 2026, and, accordingly, we have not performed any audit procedures with respect to any financial statements included in this Registration Statement for the periods after December 31, 2025.

/s/ KNAV CPA LLP

KNAV CPA LLP

Atlanta, Georgia

November 9, 2026